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                                                                Exhibit 27(4)(f)

                           NO-LAPSE ENHANCEMENT RIDER

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications.

LAPSE PROTECTION. The policy will not lapse, as described in the "Grace Period" provision of the policy, as long as (i) the Minimum Premium Requirement is met, and (ii) the No-Lapse Value, less Indebtedness, is greater than zero.

NO-LAPSE VALUE. The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), minus (4), minus (5), plus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less an 8% premium expense charge.

(3) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(4) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy on the Monthly Anniversary Day.

(5) is the surrender charge, if any, as determined from Schedule 1 of the policy, for any decrease in Specified Amount.

(6)  is interest on the result of (1), plus (2), minus (3), minus (4), minus
     (5), paid at a compounded daily rate 0.01466977% (equivalent to a compounded annual rate of 5.5%).

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the premium expense charge noted in item (2) above, plus accumulated interest and less partial surrenders and associated fees.

The No-Lapse Value on the Date of Issue will be the initial premium received less: (i) the No-Lapse Monthly Deduction for the first policy month and (ii) the premium expense charge.

On each Policy Anniversary, the No-Lapse Value will be reset to equal to the greater of (i) the No-Lapse Value on that Policy Anniversary, or (ii) [70]% of the Policy Accumulation Value on that same Policy Anniversary.

The No-Lapse Value may become less than zero. If the No-Lapse Value, less Indebtedness, is less than or equal to zero, the policy may lapse as provided by the "Grace Period" provision of the policy.

MINIMUM PREMIUM REQUIREMENT. The monthly amount, as shown in the Policy Specifications, which is required to be paid to keep the rider in effect during the first five policy years. On any Monthly Anniversary Day during the first 5 Policy Years, cumulative premiums paid, less partial surrenders and indebtedness, must equal or exceed cumulative monthly Minimum Premiums.

NO-LAPSE MONTHLY DEDUCTION. The No-Lapse Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE 1 is the No-Lapse Cost of Insurance (as described in the "No-Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

CHARGE 2 is the No-Lapse Monthly Administrative Fee (as described in the "No-Lapse Expense Charges and Fees" provision of this rider).

                                        1
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INTEREST CREDITED ON NO-LAPSE VALUE. Lincoln Life will credit interest to the
No-Lapse Value daily. The interest rate applied to unborrowed funds will be a compounded daily rate of 0.01466977% (equivalent to a compounded annual rate of 5.5%).

The interest rate credited on borrowed funds will be no less than a compounded daily rate of 0.01206015% (equivalent to a compounded annual rate of 4.5%).

NO-LAPSE COST OF INSURANCE. The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the "No-Lapse Cost of Insurance Rates" provision of this rider.

NO-LAPSE DEATH BENEFIT. The No-Lapse Death Benefit is calculated as described in the "Death Benefit" provision of the policy using the No-Lapse Value in lieu of the Accumulation Value and the No-Lapse Specified Amount in lieu of the Specified Amount.

NO-LAPSE COST OF INSURANCE RATES. The No-Lapse Cost of Insurance Rates are described in the Table Of No-Lapse Factors attached to this rider.

NO-LAPSE SPECIFIED AMOUNT. The amount of coverage, as shown in the Policy Specifications that is guaranteed by the rider. This amount cannot be less than 75% of the policy's Initial Specified Amount. The No-Lapse Specified Amount cannot be increased after issue. The No-Lapse Specified Amount can be decreased, but must be at least equal to the lesser of (i) 75% of the Policy's Initial Specified Amount, or (ii) 75% of the policy's current Specified Amount. The No-Lapse Specified Amount cannot exceed the policy's Specified Amount.

FIXED ACCOUNT ALLOCATION. The percentage of the policy Net Accumulation Value allocated to the Fixed Account, as initially selected on the application or subsequently changed by the Owner. If Automatic Rebalancing is in effect as described in the policy, the Fixed Account Allocation can impact the No-Lapse Value as described in the "Table of No-Lapse Factors" and the "No-Lapse Expense Charges and Fees" provisions of this rider.

TERMINATION. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (i) the Insured reaches Age 100, (ii) surrender or other termination of the policy, or (iii) the Minimum Premium Requirement is not met. If the rider terminates due to (i) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy.

The duration of the Lapse Protection provided by this rider may be reduced if:
(i) premiums or other deposits are not received on or before their due date; or
(ii) the Owner initiates any policy change that decreases the No-Lapse Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, loans, increases in Specified Amount, changes in Death Benefit Option, electing to cancel Automatic Rebalancing, and changes in the Fixed Account Allocation.

POLICY PROVISIONS. Except as provided above, this rider is subject to all the terms of the policy.

EFFECTIVE DATE. This rider becomes effective as of its Date of Issue which is the Date of Issue of the policy.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                                                     [GRAPHIC]

                                        2
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                            TABLE OF NO-LAPSE FACTORS

SPECIAL NOTE:  These monthly reference factors are based on the sex, Age and premium class of the Insured. If the Insured is in a rated premium class, the No-Lapse rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. In determining the No-Lapse Cost of Insurance used in the calculation of the No-Lapse Value, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS. These factors are not used in calculating the actual Accumulation Value or Death Benefit provided under the policy.

                  MONTHLY                    MONTHLY                   MONTHLY
  DURATION         RATE        DURATION       RATE        DURATION      RATE
--------------------------   ------------------------   ----------------------
      1            0.09334       2            0.11251    3             0.14836
      4            0.17003       5            0.19004    6             0.19754
      7            0.21755       8            0.24173    9             0.26924
     10            0.30176      11            0.33595   12             0.37514
     13            0.41851      14            0.46522   15             0.51860

     16            0.57617      17            0.65042   18             0.72636
     19            0.82318      20            0.92419   21             1.01436
     22            1.11123      23            1.21230   24             1.31924
     25            1.43038      26            1.55408   27             1.69286
     28            1.84925      29            2.02660   30             2.22243

     31            2.43424      32            2.65453   33             2.88664
     34            3.12473      35            3.37888   36             3.65917
     37            3.96986      38            4.32361   39             4.72135
     40            5.15645      41            5.63744   42             6.13322
     43            6.63625      44            7.13809   45             7.65228

     46            8.20342      47            8.80349   48             9.47052
     49           10.20985      50           10.99286   51            11.79415
     52           12.58816      53           13.36288   54            14.20907
     55           15.04637      56           15.88592   57            16.74494
     58           17.65979      59           18.83746   60            20.35697

     61           22.57853      62           26.41215   63            33.20017
     64           46.05793      65           71.71564

On each Monthly Anniversary Day, if Automatic Rebalancing is in effect, the monthly No-Lapse Factor is reduced according to the following table.

IF THE ALLOCATION TO      THEN THE NO-LAPSE
THE FIXED ACCOUNT IS     FACTOR IS MULTIPLIED
      BETWEEN:                  BY:
---------------------------------------------
      10% - 19%                   .99
      20% - 29%                   .98
      30% - 39%                   .97
      40% - 49%                   .96
      50% - 59%                   .95
      60% - 69%                   .94
      70% - 79%                   .93
      80% - 89%                   .92
     90% - 100%                   .91

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                        NO-LAPSE EXPENSE CHARGES AND FEES

NO-LAPSE PREMIUM LOAD. Lincoln Life will deduct a Premium Load of 8.0% from each premium payment.

NO-LAPSE MONTHLY ADMINISTRATIVE FEE. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount, and (c) a monthly charge per $1,000 for any increase in Specified Amount. The charge described in (b) will be determined using the table below. The charge described in (c) will be determined using a table to be provided following an increase in Specified Amount.

                  EXPENSE CHARGE                      EXPENSE CHARGE                      EXPENSE CHARGE
 DURATION           PER $1000       DURATION            PER $1000        DURATION            PER $1000
--------------------------------   ---------------------------------   ---------------------------------
       1                0.09334           2                0.11251             3                0.14836
       4                0.17003           5                0.19004             6                0.19754
       7                0.21755           8                0.24173             9                0.26924
      10                0.30176          11                0.33595            12                0.37514
      13                0.41851          14                0.46522            15                0.51860

      16                0.57617          17                0.65042            18                0.72636
      19                0.82318          20                0.92419            21                1.01436
      22                1.11123          23                1.21230            24                1.31924
      25                1.43038          26                1.55408            27                1.69286
      28                1.84925          29                2.02660            30                2.22243

      31                2.43424          32                2.65453            33                2.88664
      34                3.12473          35                3.37888            36                3.65917
      37                3.96986          38                4.32361            39                4.72135
      40                5.15645          41                5.63744            42                6.13322
      43                6.63625          44                7.13809            45                7.65228

      46                8.20342          47                8.80349            48                9.47052
      49               10.20985          50               10.99286            51               11.79415
      52               12.58816          53               13.36288            54               14.20907
      55               15.04637          56               15.88592            57               16.74494
      58               17.65979          59               18.83746            60               20.35697

      61               22.57853          62               26.41215            63               33.20017
      64               46.05793          65               71.71564

On each Monthly Anniversary Day, if Automatic Rebalancing is in effect, the monthly Expense Charge per $1000 is reduced according to the following table.

IF THE ALLOCATION TO     THEN THE EXPENSE
THE FIXED ACCOUNT IS    CHARGE PER $1000 IS
      BETWEEN:            MULTIPLIED BY:
-------------------------------------------
     10% - 19%                          .70
     20% - 29%                          .50
     30% - 39%                          .35
     40% - 49%                          .25
     50% - 59%                          .20
     60% - 69%                          .15
     70% - 79%                          .10
     80% - 89%                          .05
    90% - 100%                          .00